EXHIBIT D

                                                                  EXECUTION COPY

                              TURKCELL HOLDING A.S.

                             SHAREHOLDERS AGREEMENT

                          Dated as of October 21, 1999

                                     between

                               SONERA CORPORATION

                              CUKUROVA HOLDING A.S.

                            YAPI ve KREDI BANKASI A.S.

                                PAMUKBANK T.A.S.

                           TURKIYE GENEL SIGORTA A.S.

                                       and

                              PAMUK FACTORING A.S.
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                                TABLE OF CONTENTS

                                                                           Page

SECTION I   DEFINITIONS........................................................2

   1.01 Definitions............................................................2
   1.02 Principles of Construction.............................................4

SECTION II  PURPOSE OF THE COMPANY AND TRANSFER OF TURKCELL SHARES.............4

   2.01 Purpose................................................................4
   2.02 Transfer of Turkcell Shares............................................4

SECTION III CAPITAL; SHARES AND SHARE TRANSFERS................................5

   3.01 Current Capital of the Company.........................................5
   3.02 Share Transfers........................................................5

SECTION IV  GOVERNANCE AND MANAGEMENT OF THE COMPANY...........................6

   4.01 Shareholders Meetings..................................................6
   4.02 Board of Directors.....................................................7
   4.03 Important Decisions of the Board of Directors..........................7
   4.04 Important Decisions of the Shareholders Meetings.......................7
   4.05 Subsidiary Governance..................................................8
   4.06 Auditors and Records...................................................8

SECTION V   CONDUCT OF BUSINESS................................................8

   5.01 Non-Competition........................................................8
   5.02 Turkcell Public Offering...............................................8

SECTION VI  MISCELLANEOUS......................................................8

   6.01 Entire Agreement.......................................................8
   6.02 Publicity and Confidentiality..........................................9

                                      (i)
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                                                                            Page

   6.03 Assignment; Successors and Assigns.....................................9
   6.04 Governing Law..........................................................9
   6.05 Arbitration............................................................9
   6.06 Interpretation........................................................10

                                      (ii)
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                  TURKCELL HOLDING A.S. SHAREHOLDERS AGREEMENT

          This TURKCELL HOLDING A.S. SHAREHOLDERS AGREEMENT, dated as of October 21, 1999, by and among Sonera Corporation, organized under the laws of Finland ("Sonera") and Cukurova Holding A.S., a joint stock company organized under the laws of the Republic of Turkey, Yapi ve Kredi Bankasi A.S. a joint stock company organized under the laws of the Republic of Turkey, Pamukbank T.A.S. a joint stock company organized under the laws of the Republic of Turkey, Turkiye Genel Sigorta A.S. a joint stock company organized under the laws of the Republic of Turkey and Pamuk Factoring A.S. (Cukurova Holding A.S. and Yapi ve Kredi Bankasi A.S. and Pamukbank T.A.S. and Turkiye Genel Sigorta A.S. and Pamuk Factoring A.S. are collectively referred to as "Cukurova");

                                WITNESSETH THAT:

          WHEREAS, the parties agreed to establish, subject to receipt of required governmental approvals, Turkcell Holding A.S (the "Company") to develop more efficiently the business of Turkcell Iletisim Hizmetleri A.S., a joint venture company organized under the laws of the Republic of Turkey ("Turkcell");

          WHEREAS, the parties to this Agreement wish to set forth the terms and conditions for incorporation of the Company and their continuing cooperation as shareholders in the Company,

                     NOW THEREFORE, IT IS AGREED AS FOLLOWS:

                                    SECTION I
                                   DEFINITIONS

          1.01 Definitions. In this Agreement, each of the following terms shall have the meanings set forth below:

          "Affiliate" shall mean, at the date hereof and at any time from the date hereof, (i) as to each Shareholder any person or entity which (a) is directly or indirectly controlled by such Shareholder, (b) directly or indirectly controls such Shareholder, and (c) is under common control with such Shareholder; for the purposes of this definition, "control" shall mean the power, whether held directly or indirectly, to direct or cause direction of management and policies through ownership of voting shares, contract or otherwise.

          "Agreement" shall mean this Turkcell Holding A.S. Shareholders Agreement, including the Schedules, as amended, supplemented, restated or otherwise modified from time to time.

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          "Board of Directors" shall mean the Board of Directors of the Company.

          "Come Along Notice" shall have the meaning assigned to such term in
Section 3.02.

          "Company" shall have the meaning assigned to such term in the preamble to this Agreement.

          "Cukurova" shall have the meaning assigned to such term in the preamble to this Agreement.

          "Dollars" and the "USD" symbol shall mean the lawful currency of the United States of America.

          "Important Decisions" shall have the meaning assigned to such term in Sections 4.03 and 4.04.

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof.

          "Nominee Shareholders" shall mean Yapi ve Kredi Bankasi A.S., Pamukbank T.A.S., Turkiye Genel Sigorta A.S. and Pamuk Factoring A.S.

          "Offeree" shall have the meaning assigned to such term in Section 3.02(c).

          "Offered Shares" shall have the meaning assigned to such term in
Section 3.02(c).

          "Party" and "Parties" shall mean Sonera and/or Cukurova as the case may be.

          "Person" shall mean an individual, partnership, joint venture, company, trust, unincorporated organization, government or other entity.

          "Purchase Notice" shall have the meaning assigned to such term in
Section 3.02(c).

          "Shares" shall mean the shares of the Company at any time outstanding.

          "Shareholders" shall mean the owners of the Shares from time to time.

          "Shareholders Meeting" shall mean any general assembly of the Shareholders held pursuant to Section 4.01, the Articles of Association of the Company and applicable law.

          "Sonera" shall have the meaning assigned to such term in the preamble.

          "Subsidiary" and "Subsidiaries" shall mean Turkcell and any other company in which the Company holds majority shares.

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          "Transfer" shall mean any sale, assignment, transfer, or any arrangement or transaction which would allow any Person the right to participate in the income, capital growth or voting rights of any Shares (except for proxies given in connection with Shareholders Meetings), or any subjecting of the Company to a merger, business combination, consolidation or other reorganization, in whole or in part, voluntarily or by operation of law. The words "Transfers" and "Transferred" shall have similar import, as the context requires.

          "Transferor" shall have the meaning assigned to such term in Section 3.02(c).

          "Transfer Notice" shall have the meaning assigned to such term in
Section 3.02(c).

          "Transferee" shall have the meaning assigned to such term in Section 3.02(c).

          "Turkish Lira" and the "TL" symbol shall mean the lawful currency of the Republic of Turkey.

          "Turkcell" shall have the meaning assigned to such term in the preamble to this Agreement.

          "Turkcell Shares" shall have the meaning assigned to such term in
Section 2.02.

          1.02 Principles of Construction. All references to Sections and Articles are to Sections and Articles in this Agreement unless otherwise specified. The words "hereof, "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   SECTION II
             PURPOSE OF THE COMPANY AND TRANSFER OF TURKCELL SHARES

          2.01 Purpose. (a) The purpose of the Company shall be to act as a holding company and participate in the capital of Turkcell and other companies engaged in the import, manufacturing, distribution, marketing, sale, export and development of products and rendering of services in or otherwise related to the telecommunications sector.

          (b) Unless otherwise agreed, the Parties shall cause the Company to invest only in companies that are publicly traded or are positioned to be publicly traded immediately following the investment by the Company.

          2.02 Transfer of Turkcell Shares. (a) Sonera agrees to cause Sonera Holding B.V. to transfer to the Company as in kind capital, 10,326,837 (ten million three hundred and twenty six thousand eight hundred and thirty seven) registered shares it owns in Turkcell, each with a nominal value of TL 1,000,000 (one million) representing a 24.02% (twenty four point zero two percent) shareholding in Turkcell, and Cukurova agrees to transfer to the Company as in kind capital, 11,603,163 (eleven million six hundred and three thousand one hundred and sixty three) registered shares it owns in Turkcell, each with a nominal value of TL 1,000,000 (one million) representing a 26.98 % (twenty six point ninetyeight percent) shareholding in Turkcell

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(collectively the "Turkcell Shares"). The Turkcell Shares shall be transferred to the Company at value to be determined by the Turkish Commercial Court. Notwithstanding the foregoing, the Parties shall be free to hold, acquire or transfer other shares in Turkcell.

                                  SECTION III
                      CAPITAL; SHARES AND SHARE TRANSFERS

          3.01 Current Capital of the Company. The capital of the Company shall be the TL value of the Turkcell Shares as determined pursuant to Section 2.02 as may be increased by any amount in cash which may be required by the General Directorate of Foreign Investment. The capital shall be represented as to 47.09 % by registered Class A Shares owned by Sonera and as to 52.91 % by registered Class B Shares owned by Cukurova.

          3.02 Share Transfers. (a) Shares may only be transferred in accordance with the provisions of this Agreement and of the Articles of Association of the Company, and any other attempted Transfer shall be void. It shall be a condition to the sale of Shares to any Person under any provision of this Section 3.02 that such Person shall agree in writing to be bound by the provisions of this Agreement, and any sale in respect of which such condition has not been satisfied shall be void.

          (b) Any Transfer of Shares between the Shareholders and/or their Affiliates may be freely made without being subject to the provisions of paragraph (c) below provided that the Affiliate becomes a Party to this Agreement. However, if an affiliate so acquiring the shares will cease to be an affiliate, such affiliate shall transfer the shares back to the transferor or an affiliate of such transferor before it ceases to be an affiliate.

          (c) Unless agreed otherwise by the Shareholders, any Shareholder wishing to Transfer its Shares (the "Transferor") to any unaffiliated third party (the "Transferee") shall send a written notice (a "Transfer Notice") to the other Party (the "Offeree") and to the Board of Directors stating the number of shares to be sold or transferred which may be all or part of such Shareholders' shareholding in the Company (the "Offered Shares"), the identity of the proposed Transferee, and the price per Share and other terms of the proposed Transfer. The Transfer Notice must be accompanied by a second notice to the Offeree (the "Come Along Notice") indicating that the proposed Transfer grants the Offeree the right to transfer, at its discretion, all or part of its Shares to the same Transferee at the same price and terms stated in the Transfer Notice sent by the Transferor and to receive cash as consideration equal in amount to the value of cash, securities or other property to be received by the Transferor from the Transferee. The Transferor agrees that it shall not issue a Transfer Notice in the absence of having secured the agreement of the Transferee to honor the Offeree's right to also Transfer at the same purchase price all of its Shares should the Offeree decide to exercise such right. Any Transfer Notice issued by the Transferor and not accompanied by a Come Along Notice shall not be considered a valid Transfer Notice.

          (i) Within thirty (30) days of receipt of the Come Along Notice, the Offeree shall inform the Transferor in writing whether it wishes to sell all or part of

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     its Shares to the Transferee. If the Offeree fails to respond to the
     Transferor within the thirty day period or informs the Transferor that it elects not to sell any Shares to the Transferee, then the following paragraphs shall apply. If the Offeree informs the Transferor that it shall sell all or part of its Shares to the Transferee, then the Offeree shall also be deemed to have rejected to purchase the Offered Shares as per the Transfer Notice and the Transferee shall be required to purchase the Offered Shares and the Shares the Offeree wishes to sell to the Transferee in accordance with the terms set forth in the Transfer Notice.

          (ii) Within thirty (30) days of receipt of the Transfer Notice, the Offeree shall inform the Transferor in writing whether it wishes to purchase (the "Purchase Notice") the Offered Shares.

          (iii) In the event that the Offeree fails to respond to a Transfer Notice within the 30 day period set forth above, it shall be deemed to have rejected the offer of the Transferor. In the event that the offer in the Transfer Notice is rejected or deemed to be rejected, the Transferor shall within one hundred eighty (180) days after the date of the Transfer Notice, Transfer all (but not less than all) of the Offered Shares to the Transferee at any price not less than the price and on other terms not more favorable than those specified in the Transfer Notice.

          (iv) The Parties shall complete all Transfers pursuant to this paragraph (c) within (180) days of the date of the Transfer Notice, this period being subject to extension as may be necessary to obtain required governmental approvals.

          (d) No Party shall create, incur, assume or suffer to exist any Lien upon or with respect to any of its Shares without the prior written consent of the other Party.

                                   SECTION IV
                    GOVERNANCE AND MANAGEMENT OF THE COMPANY

          4.01 Shareholders Meetings. (a) Unless higher quorums and majorities are mandatory under the Turkish Commercial Code or under this Agreement, the quorum for any and all Shareholders Meetings shall consist of Shareholders present or represented by proxy holding at least two-thirds of the Company's capital, and decisions shall be taken by the affirmative vote of Shares representing at least fifty one percent (51%) of the Company's capital. In the event that the foregoing meeting quorum requirement can not be satisfied at any Shareholders Meeting, a second Shareholders Meeting shall be convened on the 20th day following the initial meeting to discuss the same agenda and the meeting quorum for such second Shareholders Meeting shall

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consist of Shareholders present or represented by proxy holding at least fifty one percent (51%) of the Company's capital.

          (b) Notwithstanding the foregoing provisions of paragraph (a), the quorum for any Shareholders Meeting where the agenda includes an Important Decision consist of Shareholders present or represented by proxy holding at least two-thirds of the Company's capital and Important Decisions can only be taken with the affirmative vote of Shares representing at least two-thirds of the Company's capital.

          4.02 Board of Directors. (a) The Company shall be governed by a Board of Directors consisting of seven members. Three members of the Board Directors shall be elected from among persons nominated by Shareholders holding Class A Shares and four members of the Board of Directors shall be elected from among persons nominated by Shareholders holding Class B Shares. The Chairman of the Board of Directors shall be elected from among the members representing Class B Shares and the Vice Chairman shall be elected from among the members representing Class A Shares.

          (b) The quorum for meetings of the Board of Directors shall be the presence of at least five members of the Board of Directors and decisions of the Board of Directors may be taken with the affirmative vote of at least four members of the Board of Directors.

          (c) Notwithstanding the foregoing, the affirmative vote of at least five of the Board members shall be required to take any Important Decision.

          4.03 Important Decisions of the Board of Directors: The following matters and proposals relating to such matters constitute important decisions (the "Important Decisions") for purposes of the Board of Directors with respect to the business and management of the Company:

          (i) approval of the annual budget and business plan and any amendments thereto

          (ii) establishment of or participation in new companies and the establishment, acquisition, transfer or dissolution of subsidiaries and branches of the Company; transfer of the principal business of the Company;

          4.04 Important Decisions of the Shareholders Meetings: The following matters and proposals relating to such matters constitute important decisions (the "Important Decisions") for purposes of the Shareholders Meetings with respect to the business and management of the Company:

          (i) any amendments to the Articles of Association of the Company; including amendments for increasing or decreasing the capital of the Company;

          (ii) the appointment, release from responsibility or dismissal, remuneration of the members of the Board of Directors;

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          (iii) approval of the distribution of dividends;

          (iv) issue of bonds and securities by the Company; any decisions or transactions related to any public offering of the Shares of the Company;

          (v) liquidation, merger, consolidation, winding up or other reorganization of the Company;

          (vi) appointment or dismissal of external auditors;

          4.05 Subsidiary Governance. The Parties shall form a joint policy with regard to any and all issues related with subsidiary governance. The Board of Directors of the Company shall nominate two nominees of Sonera and two nominees of Cukurova as the board members to represent the Company on the Turkcell board of directors. The Company's representation in other Subsidiaries' Boards shall be decided case by case.

          4.06 Auditors and Records. (a) The Shareholders shall cause the Board of Directors to appoint as external auditors of the Company an international auditing firm. The Shareholders Meeting shall appoint for a one year term as the Company's statutory auditors four persons two of whom shall be persons nominated by Sonera and two shall be persons nominated by Cukurova. Auditors whose term of office expires may be re-appointed.

          (b) The Company shall keep complete and up-to-date books of account and other records in accordance with Turkish law and regulations. For internal and reporting purposes, the Company and each Subsidiary shall also keep books of account and other records that conform to International Accounting Standards in order to provide the non-Turkish Shareholders with relevant financial information in a form which may be required by jurisdictions which govern their activities.

                                   SECTION V
                               CONDUCT OF BUSINESS

          5.01 Non-Competition. Sonera and Cukurova acknowledge and agree that for as long as they own any Shares, they shall not, except through the Company, pursue any business which competes with or relates to the business of the Company and Turkcell and they shall not co-operate with, establish, or participate directly or indirectly in any other Person (except to any Subsidiary) in the Republic of Turkey, nor render assistance or advice to any such Person (except

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to any Subsidiary) in connection with a business or matter which is in competition with the business of the Company and Turkcell.

          5.02 Turkcell Public Offering. The Parties hereby agree that they shall, and shall cause the Company and Turkcell to, take any and all steps necessary or desirable to effect a public offering of not less than 15% of the shares in Turkcell and cause the shares of Turkcell to be listed and to trade on the Istanbul Stock Exchange at the latest within one year of the date of this Agreement. The Parties further agree that in connection with any such public offering each Party shall be entitled to sell Turkcell shares pro rata to their shareholding percentages in the Turkcell.

                                   SECTION VI
                                  MISCELLANEOUS

          6.01 Entire Agreement. This Agreement and all documents delivered as part of or incident to this Agreement or which are incorporated as part of this Agreement by reference constitute and contain the entire Agreement between the parties to this Agreement and replace in its entirety any and all prior agreements, arrangements and understandings between the parties to this Agreement relating to the subject matter of this Agreement.

          6.02 Publicity and Confidentiality. (a) Except as ordered or required by any applicable law or competent judicial, governmental or other authority or in accordance with the requirements of any stock exchange, no Party shall issue any press release or make any other public statement relating to this Agreement or any of the transactions contemplated by this Agreement without obtaining the prior written approval of the other Party as to the contents and the manner of presentation and publication of such press release or public statement, or use the other Party's name or trade name or any trademark or other intellectual property right of the Party without obtaining the prior approval of the other Party as to the manner of such use.

          (b) Each Party agrees to keep in strictest confidence all information relating to or acquired from the other Party in connection with the performance of this Agreement or any agreement provided for herein, or through participation in the ownership or management of the Company. Each Party agrees that it will not publish, communicate, divulge, disclose or use any information described in the preceding sentence without the prior written consent of the other Party, except as expressly provided herein or in an agreement provided for herein. The restrictions contained in this paragraph shall not apply with respect to: (i) information which at the time of the disclosure is already rightfully in the possession of the receiving Party, without any obligation having been placed thereon regarding confidentiality by the disclosing Party; (ii) information which at the time of disclosure was in the public domain, or which after disclosure is published or becomes a part of the public domain, unless the same occurs in consequence of the breach hereof by the receiving Party; (iii) information which can be demonstrated to have been independently developed by the receiving Party or acquired from a third party which did not itself acquire such information with restrictions on further dissemination directly or indirectly from the disclosing Party; (iv) information which the Parties have agreed is no longer confidential; (v) information reasonably required to be disclosed to any underwriter or auditor or other person involved in the process of offering of the Shares of such Shareholder or of Turkcell to the public; and
(vi)

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information ordered or required to be disclosed by any applicable law or competent judicial, governmental or other authority or in accordance with the requirements of any stock exchange.

          6.03 Assignment; Successors and Assigns. (a) No interest of any Party to this Agreement may be assigned or otherwise transferred except with the consent of each of the Parties and is further subject to required governmental approvals.

          (b) This Agreement shall be binding upon and inure to the benefit of the Parties of their successors and permitted assignees.

          6.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Turkey.

          6.05 Arbitration. (a) Any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement including any questions regarding its existence, construction, interpretation, validity, breach or termination, shall be finally settled by arbitration under the Rules of the International Chamber of Commerce in Paris by three arbitrators.

          (b) The place and seat of the arbitration shall be Vienna, Austria.

          (c) The language to be used in the arbitral proceedings shall be the English language.

          (d) The arbitral award shall be in writing. The arbitral award shall be final. To the extent permitted by law, the parties irrevocably waive the right to submit any such award to appeal or review by any court.

          6.06 Interpretation. (a) If at any time any material provision of this Agreement is or becomes illegal, invalid, or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions contained herein shall not in any way be effected or impaired, provided that promptly thereafter the parties shall negotiate in good faith to replace such provision with a valid and enforceable provision have substantially the same economic effect upon the parties.

          (b) The parties hereby acknowledge and agree that if there shall be at any time a conflict, misinterpretation or discrepancy between this Agreement and the Articles of Association of the Company, the provisions of this Agreement shall prevail among the Shareholders.

          (c) This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language or accompanied by an English translation thereof and the English version thereof shall govern for purposes hereof in any conflict with any non-English version.

          (d) Any notice issued by Cukurova pursuant to this Agreement shall be binding on and also constitute a notice issued by the Nominee Shareholders. Any notice addressed to

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Cukurova pursuant to this Agreement shall be binding on and also constitute a notice delivered on the Nominee Shareholders.

          IN WITNESS WHEREOF, each of the Shareholders has itself or by its duly authorized representative or representatives executed this Agreement as of the date first above written.

                                        Sonera Corporation

                                        By /s/ K.E. Relander
                                          --------------------------------------
                                          Name:   K.E. Relander
                                          Title:  CFO

                                        Cukurova Holding A.S.

                                        By /s/ Mehmet E. Karamehmet
                                          --------------------------------------
                                          Name:   Mehmet E. Karamehmet
                                          Title:  Chm.

                                        Yapi ve Kredi Bankasi A.S.

                                        By /s/ Naci Sigin
                                          --------------------------------------
                                          Name:   Naci Sigin
                                          Title:  CEO

                                        Pamukbank T.A.S.

                                        By /s/ Orhan Emirdag
                                          --------------------------------------
                                          Name:   Orhan Emirdag
                                          Title:  President CEO

                                        Turkiye Genel Sigorta A.S.

                                        By /s/ Hulusi Taskiran
                                          --------------------------------------
                                          Name:   Hulusi Taskiran
                                          Title:  G.M.

                                        Pamuk Factoring A.S.

                                        By /s/ Belkis Alpergren
                                          --------------------------------------
                                          Name:   Belkis Alpergren
                                          Title:  C.E.O.

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Ackowledged and agreement

Intercon Danismanlik ve Egitim Hizmetleri A.S.

By /s/ Ibraham Alpay Demirtas
  ------------------------------------
  Name:   Ibraham Alpay Demirtas
  Title:  Chairman

By /s/ Hikmet Yasemin Getinalp

  Name:  Hikmet Yasemin Getinalp
  Title: Vice Chairman

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